Exhibit 99.1

News Release

Contact: John A. Hauser

   (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Second Quarter 2012 Net Income of $1.3 million, up 63% over 2011

Sturgeon Bay, Wisconsin – (PR Newswire) – July 20, 2012

Baylake Corp. (OTC BB: BYLK) today released results for the three months and six months ended June 30, 2012.  Baylake reported a 2012 second quarter net profit of $1.3 million, or $0.15 per fully-diluted common share, compared to net profit of $0.8 million, or $0.10 per fully-diluted common share, for the second quarter of 2011.  The second quarter results represent an increase in net income of $0.5 million, or $.05 per fully-diluted common share.

“The second quarter results were very encouraging with regards to earnings momentum and asset quality improvement,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “We also anticipate that significantly lower credit costs, valuation adjustments and costs of operations of foreclosed properties will be the catalyst for increased net earnings in the second half of fiscal 2012.”

HIGHLIGHTS

•

Net income of $1.3 million or $0.15 per share for the three months ending June 30, 2012.

•

Non-performing assets declined to $30.0 million at June 30, 2012, down $7.2 million or 19.4% compared to the linked quarter ending March 31, 2012.

•

Book value per common share rose 8.1% to $11.12 at June 30, 2012 from $10.29 per common share at June 30, 2011.

•

Definitive Agreement entered into during June 2012 to sell four branches located in Waupaca, King, Manawa, and Fremont, Wisconsin.

The improved operating results recorded in the second quarter of 2012 were impacted by a $1.9 million increase in non-interest income, from $2.4 million for the second quarter of 2011 to $4.3 million for the second quarter of 2012.  The increase in non-interest income primarily resulted from a $0.6 million gain on the sale of real estate, a $0.5 million life insurance death benefit, and a $0.9 million increase in gains on the sale of securities. Non-interest expense increased $1.0 million primarily as a result of a $1.1 million increase in valuation adjustments and the costs of operation of foreclosed properties during the quarter ending June 30, 2012.

“The decisions to divest of Baylake Insurance and the four branches located in Waupaca County are aligned with Baylake Bank’s strategic initiative to improve operational efficiency and profitability,” said Cera. “Additionally, the termination of the formal enforcement action by the Federal Reserve and the Wisconsin Department of Financial Institutions on June 4, 2012 will allow us to once again focus more on our growth and revenue initiatives.”

Net interest income (before the provision for loan losses) increased $0.2 million, or 2.5%, from $8.0 million for the second quarter of 2011 to $8.2 million for the second quarter of 2012.  This increase was largely driven by a $14.2 million increase in total loans, from $621.1 million at June 30, 2011 to $635.3 million at June 30, 2012.  Net interest income was also positively impacted by a 23.2% increase in non-interest bearing deposits at June 30, 2012 compared to June 30, 2011.  This contributed to a 37 basis point decrease in interest expense as a percent of average interest-bearing deposits from 1.02% for the second quarter of 2011 to 0.65% for the second quarter of this year. Total deposits increased from $825.0 million at June 30, 2011 to $845.3 million at June 30, 2012.

Non-performing loans decreased from $22.0 million at June 30, 2011 to $19.7 million at June 30, 2012.  The allowance for loan losses as a percent of total loans decreased from 2.04% at June 30, 2011 to 2.00% at June 30, 2012.  However, the allowance for loan losses as a percent of non-performing loans at June 30, 2012 increased to 64.73% from 57.42% at June 30, 2011.  Subsequent to the end of the quarter, Baylake Bank reduced its non-performing loans and non-performing assets by an additional $4.8 million when a large commercial customer whose loans were classified as non-performing sold their business.  A $1.8 million charge-off will be required to be taken in the third quarter of 2012 in conjunction with that sale. However, impairment charges totaling $1.8 million were allocated to the allowance for loan losses in the first and second quarter of this year and, as a result, the sale transaction is not expected to negatively impact net earnings in the third quarter.

“We took advantage of the opportunity in the second quarter to accelerate disposition strategies related to non-performing assets.  The actions taken during the quarter and the additional reduction after quarter-end nicely position us to meet our non-performing asset target of 2.0% or less by December 31, 2012,” said Cera.  Non-performing assets represent 2.89% of total assets at June 30, 2012, down from 3.34% as of June 30, 2011.

Baylake’s total assets and stockholders’ equity were $1.0 billion and $88.2 million, respectively, at June 30, 2012, compared to $1.0 billion and $81.4 million at June 30, 2011.  Baylake’s total risk-based capital ratio increased to 14.24% at June 30, 2012 from 13.43% at June 30, 2011.  At June 30, 2012, both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of June 30, 2012, Baylake Bank had $30.0 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011  under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2012 and June 30, 2011 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) June 30th numbers are UNAUDITED	June 30, 2012	December 31, 2011	June 30, 2011
	(dollars in thousands, except per share data)
Total assets	$ 1,038,789	$ 1,086,929	$ 1,016,547
Investment securities (1)	255,512	284,331	254,106
Total loans	635,339	632,884	621,147
Total deposits	845,276	865,187	824,960
Borrowings (2)	72,697	102,566	75,560
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	9,450	9,450	9,450
Stockholders’ equity	88,187	84,401	81,382
Non-performing loans (3)	19,672	19,583	22,047
Non-performing assets (3)	30,029	31,702	33,993
Restructured loans, accruing	4,715	22,009	18,559
Shares outstanding	7,927,347	7,911,539	7,911,539
Book value per share	$ 11.12	$ 10.67	$ 10.29

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2012	2011	2012	2011
Total interest income	$ 9,982	$ 10,508	$ 20,300	$ 21,142
Total interest expense	1,784	2,462	3,782	5,066
Net interest income before provision for loan losses	8,198	8,046	16,518	16,076
Provision for loan losses	2,275	1,950	4,025	3,250
Net interest income after provision for loan losses	5,923	6,096	12,493	12,826

Total non-interest income	4,342	2,421	7,387	5,035
Total non-interest expense	8,877	7,855	16,710	16,569

Income before income taxes	1,388	662	3,170	1,292
Income tax expense (benefit)	94	(113)	544	(134)
Net income	$ 1,294	$ 775	$ 2,626	$ 1,426

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.16	$ 0.10	$ 0.33	$ 0.18
Net income per share (diluted)	$ 0.15	$ 0.10	$ 0.30	$ 0.18
Cash dividends per common share	$ 0.01	$ --	$ 0.02	$ --
Book value per share	$ 11.12	$ 10.29	$ 11.12	$ 10.29

	As of and for the Three Months Ended		As of and for the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Performance Ratios: (5)
Return on average total assets	0.50%	0.31%	0.50%	0.28%
Return on average total shareholders’ equity	5.93%	3.89%	6.07%	3.65%
Net interest margin (6)	3.55%	3.62%	3.53%	3.59%
Net interest spread (6)	3.45%	3.51%	3.44%	3.49%
Efficiency ratio (9)	78.71%	73.13%	75.19%	77.00%
Non-interest income to average assets	1.66%	0.96%	1.40%	0.99%
Non-interest expense to average assets	3.40%	3.10%	3.17%	3.25%
Net overhead ratio (7)	1.74%	2.15%	1.77%	2.26%
Average loan to average deposit ratio	75.33%	75.72%	74.49%	75.77%
Average interest earning assets to average interest bearing liabilities	112.72%	109.67%	112.21%	108.98%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	3.10%	3.55%	3.10%	3.55%
Allowance for loan losses to:
Total loans	2.00%	2.04%	2.00%	2.04%
Non-performing loans	64.73%	57.42%	64.73%	57.42%
Net charge-offs to average loans	0.50%	0.89%	0.61%	0.67%
Non-performing assets to total assets	2.89%	3.34%	2.89%	3.34%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	8.49%	8.01%	8.49%	8.01%
Tier 1 risk-based capital	11.69%	10.87%	11.69%	10.87%
Total risk-based capital	14.24%	13.43%	14.24%	13.43%
Leverage ratio	8.25%	7.86%	8.25%	7.86%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	291	301	291	301

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets and land held for sale.